Exhibit 10.1

Fifth Amendment to the
Starbucks Corporation Management Deferred Compensation Plan

The Starbucks Corporation Management Deferred Compensation Plan, as amended and restated January 1, 2011 (the “MDCP”), is amended pursuant to Section 10.1 of the MDCP, effective as of January 1, 2021. All provisions of the MDCP not amended by this Amendment shall remain in full force and effect.

The second sentence in subsection (a) of Section 3.3, Limitation on Deferrals, is amended in its entirety to read as follows: “In no event shall such maximum exceed 85%.”

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Starbucks Corporation has caused this Amendment to be executed as of this 4th day of June, 2020.

Starbucks Corporation
/s/ Ronald Crawford
Ronald Crawford
vice president, Global Benefits Total Rewards